UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2008

Power-One, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29454	77-0420182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

740 Calle Plano Camarillo, California		93012
(Address of Principal Executive Offices)		(Zip Code)

(805) 987-8741

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

Power-One, Inc. (the “Company”) filed a report on Form 8-K on August 5, 2008 announcing the resignation of Jeffrey J. Kyle as the Company’s Vice President-Finance, Treasurer and Chief Financial Officer effective July 31, 2008.  In connection with his resignation, the Company entered into an employment separation and general release agreement (the “Separation and Release Agreement”) with Mr. Kyle on August 19, 2008.

The Separation and Release Agreement provides that Mr. Kyle will be entitled to the following benefits in connection with his termination of employment: (i) continued payment of his base salary at the rate in effect on the date of his termination of employment ($232,000/year) for six months, (ii) reimbursement of up to a maximum of $13,900 for reasonable outplacement services during the six months after his termination of employment, (iii) reimbursement of 75% of the costs of medical and dental benefits under COBRA for up to six months after his termination of employment, and (iv) retention of a laptop computer and related peripheral items previously used by Mr. Kyle during his employment with the company.

In exchange for the benefits described above, Mr. Kyle executed a general release of claims in favor of the Company.  Mr. Kyle also agreed to become subject to a one year non-solicitation restriction covering both the Company’s customers and employees, and to an indefinite restriction on the disclosure of the Company’s confidential information.

The foregoing description of the Separation and Release Agreement does not purport to be complete and is qualified in its entirety by reference to the attached exhibit.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description

Exhibit 10.1	Employment Separation and General Release Agreement, dated as of August 19, 2008, between Power-One, Inc. and Jeffrey J. Kyle.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER-ONE, INC.
(Registrant)

		By:	/s/RANDALL H. HOLLIDAY
Date:	August 21, 2008		Randall H. Holliday
Secretary and General Counsel